FOTOBALL USA, INC.
                                3738 Ruffin Road
                           San Diego, California  92123
                               	__________________

                     NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 July 31, 1997

                                __________________

TO THE HOLDERS OF COMMON STOCK OF FOTOBALL USA, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Fotoball USA, Inc. (the "Corporation") will be held at 2 o'clock P.M., local time, on July 31, 1997, at the Four Points Hotel, 8110 Aero Drive, San Diego, California, for the following purposes:

1. To elect one (1) director of the Corporation to hold office until the 2000 Annual Meeting of Stockholders and until the election and qualification of his successor.

2. To vote upon the ratification of the appointment of Hollander, Gilbert & Co. as the Corporation's independent auditors for fiscal year 1997.

3. To transact such other business as may properly come before the meeting or any and all adjournments thereof.

    Only holders of record of the Corporation's common stock at the close of business on June 16, 1997 are entitled to receive notice of, and to vote at, the meeting and any adjournment(s) thereof. Such stockholders may vote in person or by proxy. The stock transfer books of the Corporation will not be closed.

     Stockholders who find it convenient are cordially invited to attend the meeting in person. If you are not able to do so and wish that your shares be voted, you are requested to fill in, sign, date and return the accompanying proxy in the enclosed envelope. No postage is required if mailed in the United States.

                                       By Order of the Board of Directors,


                                       KAREN M. BETRO
                                       Secretary

Dated:  June 30, 1997

                               FOTOBALL USA, INC.
                                3738 Ruffin Road
                           San Diego, California  92123
                                __________________

                                 PROXY STATEMENT
                                __________________

                        Annual Meeting of Stockholders

                                 July 31, 1997
                                __________________

     This statement is furnished in connection with the solicitation by the Board of Directors of Fotoball USA, Inc. (the "Corporation") of proxies to be used at the Annual Meeting of Stockholders of the Corporation to be held at 2:00 P.M., local time, on July 31, 1997, at the Four Points Hotel, 8110 Aero Drive, San Diego, California, and at any adjournment(s) thereof. If proxy cards in the accompanying form are properly executed and returned, the shares of the Corporation's common stock, par value $.01 per share (the "Common Stock"), represented thereby will be voted as instructed on the proxy, but if no instructions are given, such shares will be voted (1) for the election as director of the nominee of the Board of Directors named below, (2) in favor of the ratification of the appointment of Hollander, Gilbert & Co. as the Corporation's independent auditors for fiscal year 1997 and (3) in the discretion of the proxies named in the proxy card on any other proposals to properly come before the meeting or any adjournment thereof.

    Any proxy may be revoked prior to its exercise, but the attendance at the meeting by any stockholder who has previously given a proxy will not have the effect of revoking the proxy unless such stockholder delivers written notice of revocation to the secretary of the meeting prior to the exercise of the proxy. The approximate date of mailing of this Proxy Statement and the accompanying proxy card is June 30, 1997.

                                   VOTING

    Holders of record of the Common Stock on June 16, 1997 (the "Record Date") will be entitled to vote at the Annual Meeting or any adjournment thereof.
As of that date, there were 2,676,742 shares of Common Stock outstanding and entitled to vote and a majority, or 1,338,372 of these shares, will constitute a quorum for the transaction of business. Each share of Common Stock entitles the holder thereof to one vote on all matters to come before the meeting, including the election of a director.

    The favorable vote of a majority of the shares represented in person or by proxy and entitled to vote at the meeting is necessary to (i) elect the director nominated for election at the meeting and (ii) ratify the appointment of Hollander, Gilbert & Co. as the Corporation's independent auditors for fiscal year 1997. Abstentions will have the same effect as votes against the proposals. Broker non-votes will be disregarded and will have no effect on the outcome of the votes for the proposals. The Board of Directors recommends a vote FOR each of the proposals set forth above.

                             ELECTION OF DIRECTORS

    The Corporation's Certificate of Incorporation and By-laws provide for a Board of Directors divided into three classes of directors serving staggered three-year terms. The Board of Directors recently approved a reduction in the size of the Board from five members to four. At the forthcoming meeting to be held on July 31, 1997, one director from the third class will be elected for a term expiring at the 2000 Annual Meeting of Stockholders. The Board of Directors has recommended Michael Favish as the nominee for election as a director from such class. The continuing director from the first class, Sabin Streeter, is serving a term that expires on the date of the 1998 Annual Meeting of Stockholders and the continuing directors from the second class, Robert N. Weingarten and Joel K. Rubenstein, are serving terms that expire on the date of the 1999 Annual Meeting of Stockholders.

    Unless otherwise specified in the accompanying proxy, the shares voted pursuant thereto will be cast for Michael Favish as the director from the third class, to hold office until the 2000 Annual Meeting of Stockholders and until his successor shall be duly elected and shall have qualified. If, for any reason, at the time of election, Mr. Favish should be unwilling to accept nomination or election, it is intended that such proxy will be voted for the election, in his place, of a substitute nominee recommended by the Board of Directors. However, the Board of Directors has no reason to believe that Mr. Favish will be unable or unwilling to serve as a director, if elected.












     Information with respect to the Corporation's directors is set forth below.

                                          Positions and Offices    Has Been a
                                          Presently Held With       Director
            Name                 Age        the Corporation            Since
            ----                 ---        ---------------            -----
Current Nominee:
 Michael Favish...............   48       President, Chief             1988
                                          Executive Officer and
                                          Director

Directors Continuing in Office:

Director From First Class:
 Sabin C. Streeter............   55       Director                     1989

Directors From Second Class:
 Joel K. Rubenstein...........   60       Director                     1994

 Robert N. Weingarten.........   44       Director                     1994

    Michael Favish has served as President and a director of the Corporation since its organization in December 1988 and as President, Chief Executive Officer and a director of the Corporation since March 1994.

    Sabin C. Streeter has served as a director of the Corporation since
January 1989. From November 1976 until his retirement in April 1997, Mr. Streeter was employed as either a senior vice president or a managing director of Donaldson, Lufkin & Jenrette Securities Corporation , an investment banking firm or its venture capital affiliate, the Sprout Group.
Mr. Streeter is currently serving on the Board of Directors of Oakwood
Homes Corporation and The Middleby Corporation, both of which are publicly-held corporations, and Parker-Hunter Incorporated, a privately-held securities firm.

    Joel K. Rubenstein has served as a director of the Corporation since August 1994. From April 1990 through April 1992 and from March 1994 to present, Mr. Rubenstein has been a partner of the Contrarian Group, Inc., an operating management company. In addition, from April 1993 to present, Mr. Rubenstein has been a principal of Oracle One Partners, Inc., a marketing management company. From April 1992 through March 1994, Mr. Rubenstein served as the Senior Project Manager, Business and Economic Development for Rebuild L.A., the recovery organization created after the Los Angeles riots. Prior to such time, from January 1985 through April 1990, Mr. Rubenstein served as the Vice President, Corporate Marketing for Major League Baseball, Office of the Commissioner.

    Robert N. Weingarten has served as a director of the Company since June 1994. From July 1992 to present, Mr. Weingarten has been the sole shareholder of Resource One Group, Inc., a financial consulting and advisory company. Commencing January 1, 1997, Mr Weingarten joined Chelsea Capital Corporation as a principal. Chelsea Capital Corporation is a merchant banking firm located in Beverly Hills, California. From January 1991 through December 1992, Mr. Weingarten served as a general partner of Commerce Partners, a


consulting firm specializing in financial restructurings and business reorganizations. Since 1979, Mr. Weingarten has served as a consultant with numerous public companies in various stages of development, operation or reorganization. Mr. Weingarten currently serves as a consultant to the Corporation. See "Executive Compensation - Certain Relationships and Related Transactions."

                      MEETINGS OF THE BOARD OF DIRECTORS

    During the fiscal year ended December 31, 1996, the Board of Directors held five meetings. During such period, each of the then-current directors of the Corporation attended 75% or more of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board of Directors on which such director served.

     The Board of Directors has standing audit and compensation committees.

     The members of the audit committee are Joel K. Rubenstein and Robert N. Weingarten. The audit committee's primary responsibilities are to recommend the appointment of the Corporation's independent auditors and to review the scope and results of the audits, the internal accounting controls of the Corporation, audit practices and the professional services furnished by the independent auditors. The audit committee held two meetings during the fiscal year ended December 31, 1996.

    The members of the compensation committee are Joel K. Rubenstein and Sabin C. Streeter. The compensation committee's primary responsibility is to review the compensation arrangements relating to senior officers of the Corporation and to administer the Corporation's 1994 Stock Option Plan.
The compensation committee held three meetings during the fiscal year ended December 31, 1996.
























                        SECURITY OWNERSHIP OF CERTAIN
                      BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information as of May 31, 1997 with respect to the Common Stock of the Corporation beneficially owned by
(a) all persons known to the Corporation to own beneficially more than 5% of any class of voting security of the Corporation, (b) all directors and nominees, (c) the Named Executives (as defined under the caption "Executive Compensation") and (d) all executive officers and directors of the Corporation as a group.

                                           Amount and       Percent of
                                            Nature of        Common
                                            Beneficial        Stock
    Name and Address                       Ownership (1)    Ownership (1)
    ----------------                       -------------   --------------

Michael Favish
  3738 Ruffin Road
  San Diego, CA 92123...................     514,085(2)        18.5%

Robert N. Weingarten
  5439 Lockhurst Drive
  Woodland Hills, CA 91367..............      74,445(3)         2.8%

David G. Forster
  3708 Cameo Lane
  San Diego, CA 92111...................      53,149(4)         2.0%

Sabin C. Streeter
  2 Woods Witch Lane
  Chappaqua, NY 10514...................      31,247(5)         1.2%

Joel K. Rubenstein
  c/o 500 Newport Center Drive,
  Suite 900
  Newport Beach, CA 92660...............       5,600(6)           *

Fred S. Ostern
  3121 Hamburg Square
  La Jolla, CA 92037....................           0              0

All executive officers and directors
as a group (consisting of 9 persons)....     716,332           26.8%
_____________
*  Less than 1%.








(1) This table identifies persons and entities having sole voting and/or investment power with respect to the shares set forth opposite their names as of May 31, 1997 according to information furnished to the Corporation by each of them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Proxy Statement upon the conversion of convertible securities or the exercise of warrants or options. Percent of Common Stock Ownership is based on 2,676,742 shares of Common Stock outstanding, and assumes that in each case the person or entity only, or the group only, exercised his or its rights to purchase all shares of Common Stock underlying stock options and warrants.

(2) Includes 100,000 and 3,333 shares of Common Stock issuable upon exercise of currently exercisable options at per share exercise prices of $5.78 and $8.00, respectively.

(3) Includes 5,000 shares of Common Stock issuable upon exercise of currently exercisable options at per share exercise prices of $5.25 - $7.75.

(4) Includes 34,273 shares of Common Stock issuable upon exercise of warrants and currently exercisable options at per share exercise prices of $ .01 - $ 8.00.

(5) Includes 10,000 shares of Common Stock issuable upon exercise of currently exercisable options at per share exercise prices of $5.25 - $7.75.

(6) Includes 5,000 shares of Common Stock issuable upon exercise of currently exercisable options at per share exercise prices of $5.25 - $7.75.

     Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers and persons who beneficially own more than ten percent (10%) of the Common Stock (collectively, the "Reporting Persons") to file with the Securities and Exchange Commission (the "Commission") initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock. Reporting Persons are required to furnish the Company with copies of all such reports. To the Company's knowledge, based solely on a review of copies of such reports furnished to the Company and certain representations of the Reporting Persons, the Company believes that during the 1996 fiscal year all of the Reporting Persons complied with all applicable Section 16(a) reporting requirements, except as set forth in the following sentence. Joel K. Rubenstein filed one late report covering the acquisition of 200 shares of Common Stock in December 1996.










                             EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

    The following table shows, for the fiscal years ended December 31, 1994, 1995 and 1996, the compensation paid by the Corporation, as well as certain other compensation paid or accrued for those years, to Michael Favish, the Corporation's President and Chief Executive Officer, David G. Forster, the Corporation's Vice President of Finance and Chief Financial Officer, and
Fred S. Ostern, the Corporation's Vice President of Marketing (the "Named Executives"). No other person who served as an executive officer of the Corporation received salary and bonus in excess of $100,000 during the fiscal year ended December 31, 1996.

                          Summary Compensation Table

                                       Annual                        Long-Term
                                      Compensation                  Compensation
                         ----------------------------------------   ------------
                                                           Other
                                                           Annual
Name and Principal                                         Compen-
Position                       Year   Salary($)  Bonus($)  sation($)  Options(#)
--------                       ----   ---------  --------  --------   ---------
Michael Favish                 1996    153,247    74,250       0         10,000
President and Chief            1995    152,756         0       0              0
Executive Officer              1994    100,742         0       0        100,000

David G. Forster               1996     76,010    55,750       0         10,500
Vice President of Finance      1995     70,112    12,000       0         12,500
and Chief Financial Officer    1994     64,257    10,799       0         35,000

Fred S. Ostern                 1996    150,000   355,069       0              0
Vice President                 1995    329,965         0       0              0
of Marketing (1)               1994    296,185         0       0              0

(1)  See "-Certain Relationships and Related Transactions."

Certain Relationships and Related Transactions

    The Corporation was party to an Exclusive Services Agreement (the "TEGI Agreement") dated December 23, 1993 with The Eastwoods Group, Inc. ("TEGI") for the services of Fred Ostern. Mr. Ostern is the sole officer of TEGI. Pursuant to the TEGI Agreement, TEGI agreed to provide the Corporation with the exclusive services of Mr. Ostern until December 31, 1995. In connection with such provision of services of Mr. Ostern, pursuant to which Mr. Ostern participated in the management of premium contracts from negotiation to completion, TEGI was paid $296,185 in 1994 and $329,965 in 1995. Effective January 1, 1996, the Corporation is party to the Ostern Agreement with Mr. Ostern. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

    Mr. Weingarten, a director of the Corporation, is currently retained as a consultant to the Corporation. Pursuant to a prior consulting agreement with


Mr. Weingarten, the Corporation agreed to pay Mr. Weingarten an aggregate sum of $60,000, of which $30,000 was paid on August 1, 1994 and the remaining amount was paid in twelve monthly installments of $2,500 each, commencing on September 1, 1994. The Company entered into a new consulting agreement with Mr. Weingarten for a twelve-month period commencing September 1, 1995 at a rate of $2,500 per month. Effective January 1, 1996, the Board of Directors approved a $10,000 increase in Mr. Weingarten's consulting agreement, to be paid over the remaining term of the agreement. The consulting agreement was renewed for an additional twelve-month period commencing September 1, 1996 at a rate of $3,333 per month.

    Michael Favish, President and Chief Executive Officer of the Corporation and Karen Betro, Vice President-Administration have a long-term relationship. Derrick Favish, a non-officer employee and stockholder of the Corporation, is the brother of Michael Favish, the President and Chief Executive Officer of the Corporation. Greg Favish, a non-officer employee and stockholder of the Corporation, is the son of Michael Favish.

    Any future transaction with directors, executive officers or their affiliates, including, without limitation, any granting or forgiveness of loans, will be made only if the transaction has been approved by a majority of the then independent and disinterested members of the Board of Directors and is on terms no less favorable to the Corporation than could have been obtained from unaffiliated parties.

Stock Options

    The following table contains information concerning the grant of stock options under the Corporation's 1994 Stock Option Plan to the Named Executives during the Corporation's last fiscal year:

                       Option Grants in Last Fiscal Year

                                   Individual Grants
                  ------------------------------------------------------------
                                  % of Total Options
                                     Granted to
                                    Employees in
                                     Fiscal Year   Exercise Price   Expiration
   Name          Options Granted(#)  (of 80,250)     ($/Sh)           Date
   ----          -----------------   -----------      -----           ----
Michael Favish       10,000             12.5          $8.00          5/3/06
David G. Forster     10,500             13.1          $8.00          5/3/06
Fred S. Ostern            0                0           N/A            N/A

    Options granted under the 1994 Stock Option Plan become exercisable in three equal installments on each of the first, second and third anniversary of the date of grant. The options were granted at an exercise price equal to not less than the fair market value of the Common Stock on the date of grant.

    The Corporation does not currently grant stock appreciation rights.


Option Holdings

    The following table sets forth information with respect to the Named
Executives concerning the exercise of options during the last fiscal year and the unexercised options held as of the end of the last fiscal year.
                          Securities Underlying    Value of Unexercised In-
                          Unexercised Options at   the-Money Options at FY-
                               Fy-End (#)                End ($)
                         ----------------------   ------------------------
                       Shares        Value
                    Acquired on    Realized   Exercisable   Unexercisable
Exercisable   Unexercisable
Name                Exercise(#)       ($)                (1)
           (2)
---------------------------------------------------------------------------
---------------------------
Michael Favish           0              0       103,333         6,667
        0            0
David G. Forster    15,000         71,250        29,273        13,727
   71,250            0
Fred S. Ostern           0              0             0             0
        0            0
________________

(1) This represents the total number of shares subject to stock options held by the Named Executives. These options were granted on various dates during the years 1994 through 1996.
(2) These amounts represent the difference between the exercise price of the stock options and the closing price of $4.75 of Common Stock on the Nasdaq National Market on December 31, 1996, for all in-the-money options held by each Named Executive. The in-the-money stock option exercise price was $ .01.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

    The Corporation is party to an employment agreement (the "Favish Agreement") with Michael Favish, which provides that Mr. Favish will serve as President and Chief Executive Officer for an initial term of five years commencing on August 11, 1994. Mr. Favish's annual base salary is $150,000 per year, with annual cost of living increases and additional increases at the discretion of the compensation committee. For 1997, Mr. Favish's salary was increased to $165,000 by the compensation committee. Mr. Favish is also entitled to a bonus at the discretion of the compensation committee and has been granted options, vesting over a three-year period, to purchase 110,000 shares of Common Stock at per share exercise prices of $5.78 - $8.00.
The Favish Agreement also provides that Mr. Favish will not engage in a business which competes with the Corporation for the term of the Favish Agreement and for two years thereafter. In the event that Mr. Favish's employment is terminated as a result of a Constructive Termination (as defined in the Favish Agreement), the Favish Agreement provides that the Corporation will pay Mr. Favish the base salary and bonus compensation payable to Mr. Favish through the remainder of the term of the Favish Agreement. In the event that Mr. Favish's employment is terminated following

a Change in Control (as defined in the Favish Agreement) of the Corporation, the Favish Agreement provides that the Corporation will pay Mr. Favish a termination and non-competition payment equal to the greater of (i) the base salary and bonus compensation payable to Mr. Favish through the remainder of the term of the Favish Agreement or (ii) 2.99 times Mr. Favish's base salary and bonus compensation for the calendar year prior to such termination.

    The Ostern Agreement provides that Mr. Ostern will serve as Vice President of Marketing for a term of three years commencing January 1, 1996. Mr. Ostern's annual base salary will be $150,000 per year, with increases at the discretion of the Board of Directors. In addition, Mr. Ostern is entitled to annual bonus compensation based upon Mr. Ostern's contribution to overhead and profit. Pursuant to the terms of the Ostern Agreement, such contribution is equal to the gross annual sales of the Corporation produced by Mr. Ostern less (i) sales returns, allowances and certain discounts, (ii) the cost of sales (not including commissions, marketing expenses and general and administrative expenses) and royalty expenses, and (iii) certain other costs (as defined in the Ostern Agreement). If the Ostern Agreement is not renewed by the Corporation and Mr. Ostern at the expiration of its term, the Corporation is required to pay Mr. Ostern severance and non-competition payment equal to the annual bonus compensation earned by Mr. Ostern in each fiscal year of the Corporation after the expiration of the term based upon Mr. Ostern's contribution to overhead and profit represented by projects which are in process or invoiced on the last day of Mr. Ostern's term. In connection with the foregoing payments, Mr. Ostern has also agreed to certain limited non-competition provisions for a period of one year after the expiration of the term of the Ostern Agreement. In March 1997, Mr. Ostern brought an action against the Company in San Diego, California Superior Court alleging that the Company has breached the employment agreement between the Company and Mr. Ostern by failing to pay Mr. Ostern the entire amount of the annual cash bonus for 1996 in accordance with the provisions of his employment agreement. The claim seeks unspecified damages in excess of $50,000. A reserve in an amount deemed adequate by the Company has been recorded for the year ended December 31, 1996. The Company believes that it has meritorious defenses to the claim which it intends to assert vigorously. In the opinion of management, except as noted in the following paragraph, the outcome of the foregoing action will not, in the aggregate, have a material adverse effect on the Company's financial condition.

    Mr. Ostern was instrumental in bringing in approximately $19,000,000 and $2,000,000 in sales in 1996 and 1995, respectively. Such amounts represented 73% and 26% of total sales in 1996 and 1995, respectively. The Company anticipates that Mr. Ostern's contribution to the Company's sales will be far less in 1997 and 1998 than in 1996, due to the non reoccurrence of the toy car promotions and the anticipated expansion of the Company's sales and marketing department. Despite the anticipated reduced contribution from Mr. Ostern in 1997 and 1998, the loss of the services of Mr. Ostern could have a material adverse effect on the Company's business and prospects.

Director Compensation

    Directors who are not employees of the Corporation receive cash compensation of $6,000 per calendar year and options to purchase 2,500 shares of Common Stock on July 1 (beginning in 1995) of each of their first three years of service on the Board of Directors. All directors are reimbursed for reasonable expenses incurred in connection with attendance of meetings.



              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    Upon recommendation of the audit committee, the Board of Directors has appointed Hollander, Gilbert & Co. as the Corporation's independent auditors for the fiscal year ending December 31, 1997.

    In the event stockholders do not ratify the appointment of Hollander, Gilbert & Co. as the Corporation's independent auditors for the forthcoming fiscal year, such appointment will be reconsidered by the audit committee and the Board of Directors.

    A representative of Hollander, Gilbert & Co. will be present at the Annual Meeting to respond to appropriate questions and to make such statements as he may desire.

Board Recommendation

    The Board of Directors recommends that the stockholders vote FOR ratification of the appointment of Hollander, Gilbert & Co. as the Corporation's independent auditors.


                                OTHER BUSINESS

    The Board of Directors of the Corporation knows of no other matters that may be presented at the Annual Meeting. However, if any other matters properly come before the meeting, or any adjournment thereof, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.



























                            STOCKHOLDER PROPOSALS

    Proposals of stockholders intended to be presented at the next annual meeting of the Corporation's stockholders must be received by the Corporation for inclusion in the Corporation's 1998 Proxy Statement on or prior to March 31, 1998.


                   ANNUAL REPORTS AND FINANCIAL STATEMENTS

    The Annual Report to Stockholders of the Corporation for the year ended December 31, 1996 was previously mailed to stockholders of record as of March 21, 1997. A new record date of June 16, 1997 was established for purposes of mailing the Corporation's 1997 Proxy Statement. Any stockholder of record on June 16, 1997 who did not previously receive an Annual Report will be furnished a copy simultaneously herewith. Such report and the financial statements included therein are not to be considered a part of this Proxy Statement.

    Upon the written request of any stockholder, management will provide, free of charge, a copy of the Corporation's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, including the financial statements and exhibits thereto. Requests should be directed to Chief Financial Officer, Fotoball USA, Inc., 3738 Ruffin Road, San Diego, California 92123.


                            COST OF SOLICITATION

    The cost of soliciting proxies in the accompanying form has been or will be borne by the Corporation. In addition to solicitation by mail, solicitations may be made personally, by telephone, by telegraph or by mail by officers, directors and employees of the Corporation, without additional remuneration therefor, and arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Corporation may reimburse them for their reasonable out-of-pocket expenses.

    It is important that your shares be represented at the meeting. If you are unable to be present in person, you are respectfully requested to sign the enclosed proxy and return it in the enclosed stamped and addressed envelope as promptly as possible.

                                        By Order of the Board of Directors,


                                        KAREN M. BETRO
                                        Secretary

Dated:  June 30, 1997
San Diego, California








                              FOTOBALL USA, INC.

                   ANNUAL MEETING OF STOCKHOLDERS, JULY 31, 1997



    The undersigned hereby appoints Michael Favish and David G. Forster, and each of them, his/her attorneys and proxies with full power of substitution to vote and act with respect to all shares of common stock of Fotoball USA, Inc. (the "Corporation") of the undersigned at the Annual Meeting of Stockholders of the Corporation to be held at 2:00 P.M., local time, on July 31, 1997 or at any adjournment(s) thereof (the "Meeting"), and instructs them to vote as indicated on the matters referred to in the Proxy Statement for the Meeting, receipt of which is hereby acknowledged, with discretionary power to vote upon such other business as may properly come before the Meeting or any adjournment(s) thereof.



                                       Receipt of the Notice of Annual Meeting
                                       and Proxy Statement is hereby
                                       acknowledged.

                                       Dated______________________________

                                            ______________________________

                                            ______________________________
                                            Signature(s) of Stockholder(s)

                                       This Proxy shall be signed exactly as
                                       your name(s) appears hereon, if as
                                       attorney, executor, guardian or in
                                       some representative capacity or as an
                                       officer of a corporation, please add
                                       title as such.




                PLEASE VOTE, SIGN AND DATE THIS PROXY AND RETURN IT
                     IN THE ENCLOSED POSTAGE PAID ENVELOPE.

This Proxy will be voted as specified. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEE OF THE BOARD OF DIRECTORS IN PROPOSAL 1 AND FOR PROPOSAL 2.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE CORPORATION. The Board of Directors recommends that you vote FOR the nominee of the Board of Directors in proposal 1 and FOR proposal 2:

1. To elect one director to hold office until the 2000 Annual Meeting of Stockholders and until the election and qualification of his successor:

    __ FOR the nominee listed below          __ WITHHOLD AUTHORITY to
                                                vote for the nominee listed
                                                below

    Nominee: Michael Favish


                   _____________________________________________

2. To ratify the appointment of Hollander, Gilbert & Co. as the Corporation's independent auditors for fiscal year 1997.

                       __ FOR     __ AGAINST    __ ABSTAIN

                   _____________________________________________


3.  To transact such other business as may properly come before the Meeting.